Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 11, 2020, with respect to the consolidated financial statements included in the Annual Report of A-Mark Precious Metals, Inc. on Form 10-K for the year ended June 30, 2020. We consent to the incorporation by reference of said report in the Registration Statements of A-Mark Precious Metals, Inc. on Forms S-8 (File No. 333-238111, effective May 8, 2020, and File No. 333-218071, effective May 18, 2017).

/s/ GRANT THORNTON LLP

Newport Beach, California

September 11, 2020